Exhibit 10.1

SETTLEMENT TERM SHEET

1.	Introduction

a)	This binding term sheet (“Term Sheet”), dated as of April 15, 2019, is entered into by the parties that are signatories hereto in connection with the consolidated action styled In re Medley Capital Corporation Stockholder Litigation, C.A. No. 2019-0100-KSJM (the “Class Action”).

b)	This Term Sheet memorializes an agreement-in-principle between FrontFour Capital Group LLC (“FFCG”) and FrontFour Master Fund, Ltd. (“FFMF,” together with FFCG, “FrontFour” or “Plaintiffs”), on behalf of themselves and a class of similarly situated stockholders of Medley Capital Corporation (“MCC” or the “Company”), on the one hand, and Brook Taube, Seth Taube and Jeff Tonkel (the “Management Individual Defendants”), Mark Lerdal, Karin Hirtler-Garvey, John E. Mack and Arthur S. Ainsberg (the “MCC Special Committee Defendants” and, together with the Management Individual Defendants, the “MCC Board Defendants”), and MCC, MCC Advisors LLC (“MCC Advisors”), Medley LLC and Medley Group LLC (“Medley Group” and with the MCC Board Defendants, MCC, MCC Advisors and Medley LLC, the “Defendants”), on the other hand. Medley Management, Inc. (“MDLY”) has concurrently entered into a Rider to this Term Sheet, attached hereto as Exhibit A.

c)	The parties agree to cooperate and use their best efforts to reduce this agreement-in-principle to a definitive stipulation of settlement (the “Settlement Stipulation”) on or before April 30, 2019, and to obtain approval of the Court of Chancery as soon as reasonably practicable thereafter.

d)	The parties shall provide this Term Sheet to the Special Committee and Board of Directors of Sierra Income Corporation (“SIC”). The parties recognize that SIC’s participation and agreement will be necessary in order to enter into any amendment of the MCC Merger Agreement (as defined below) and the MDLY Merger Agreement (as defined below) in connection with the Settlement Stipulation as well as certain other post-closing arrangements or agreements contemplated hereby (including Section 4 hereof). MCC agrees to use reasonable efforts to procure such participation by SIC (it being understood and acknowledged by the parties that SIC’s consent, which it may provide in its sole discretion, will be required to implement or effect certain of the terms contemplated by this Term Sheet including, but not limited to, the amendments to the MCC Merger Agreement and the MDLY Merger Agreement contemplated by Section 2 and certain components of the Governance Agreement contemplated by Section 4).

2.	Curative Sale Process

a.	Actions Requiring Merger Agreement Amendments

i.	Market Check. As soon as reasonably practicable after the execution of this Term Sheet, MCC shall:

1.	Use reasonable efforts to obtain, on or prior to April 19, 2019, SIC’s agreement and MDLY’s consent to amend the Agreement and Plan of Merger between MCC and SIC dated as of August 9, 2018 (the “MCC Merger Agreement”) to delete (or appropriately amend, waive or modify to the extent practicable) Section 7.10 and modify Article 9 thereof to permit the MCC Special Committee to terminate the MCC Merger Agreement if the MCC Special Committee concludes in its sole and absolute discretion that MCC should pursue a strategic alternative that the MCC Special Committee concludes in its sole and absolute discretion is superior to the transaction contemplated by the MCC Merger Agreement. The termination of the MCC Merger Agreement during the Go-Shop Period (defined below) shall not trigger a termination fee or any other payment.

2.	empower and direct the MCC Special Committee to retain at MCC’s expense an independent investment bank of its choosing (the “Go-Shop Banker”) to solicit strategic alternatives for MCC upon either the amendment or waiver of the MCC Merger Agreement as contemplated by Section 1(a)(i) above, or the termination of the MCC Merger Agreement.

3.	empower and direct the MCC Special Committee and its advisors to conduct a “Go-Shop” process whereby they will, upon either the amendment or waiver of the MCC Merger Agreement as contemplated by Section 1(a)(i) above, or termination of the MCC Merger Agreement, solicit the making, submission and announcement of, and encourage, facilitate and assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an alternative proposal; subject to the entry into, and in accordance with, a confidentiality agreement, the MCC Special Committee, in its discretion, may furnish to any person (and its representatives and financing sources subject to the terms and obligations of such confidentiality agreement applicable to such person) any non-public information relating to MCC or afford to any such person (and such representatives and financing sources) access to the business, properties, assets, books, records and other non-public information, and to any personnel, of MCC, in any such case with the intent to induce the making, submission and announcement of, and to encourage, facilitate and assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an alternative proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an alternative proposal. The Go-Shop process shall begin upon the retention of the Go-Shop Banker and shall conclude no sooner than sixty-days thereafter (the “Go-Shop Period”). Traditional fiduciary out language will be added to the MCC Merger Agreement to address the time period after the Go-Shop has concluded.

4.	Neither the members of the MCC Special Committee nor their advisors shall disclose the identity of the participants in the Go-Shop process or the nature or amount of any proposals submitted by those participants to the other MCC directors or anyone else until the MCC Special Committee has reached a final decision on the results of the Go-Shop and presents its findings to the full MCC Board of Directors (the “MCC Board”), unless the MCC Special Committee determines in its discretion that (A) disclosing such information prior to that time is consistent with its members’ fiduciary duties, or (B) disclosing such information to the management of MCC and MCC’s advisors is reasonably necessary or advisable in order to conduct the Go-Shop process in an effective, orderly and timely manner (including, but not limited to, the due diligence process to be conducted by participants).

ii.	Extension of the Outside Date. As soon as practicable after the execution of this Term Sheet, MCC shall use reasonable efforts to obtain, respectively, SIC’s agreement and MDLY’s consent to amend (or otherwise to waive or extend the time for the performance of the applicable provisions of) both the MCC Merger Agreement and the Agreement and Plan of Merger between MDLY and SIC dated as of August 9, 2018 (the “MDLY Merger Agreement”) to extend the Outside Date in each agreement until October 31, 2019.

iii.	Consideration Adjustments. MCC shall use reasonable efforts to cause SIC to agree to amend the payment mechanics in the MDLY Merger Agreement and MCC Merger Agreement contemplated above to provide that if the transaction contemplated by the MCC Merger Agreement closes on its revised terms, the Settlement Amount (defined below) will be paid to an escrow account which shall be distributed to eligible members of the Class (defined below) in accordance with the Settlement Stipulation described below. Defendants shall agree to such adjustments to the payment mechanics, but shall not be obligated to agree to any other adjustments or payments.

b.	Other Actions.

i.	Corrective disclosures. As soon as reasonably practicable after the execution of this Term Sheet, Defendants and Plaintiffs shall work in good faith to agree upon supplemental disclosures that MCC shall disseminate to satisfy the Court’s March 11, 2019 memorandum opinion and which will also clarify that the echo voting will be calculated without regard to broker non-votes and abstentions.

ii.	Waiver of Standstills. As soon as reasonably practicable after the execution of this Term Sheet, Defendants shall take reasonable efforts to obtain the waiver of and/or release of any potential counterparty of MCC from any applicable standstill or other agreements that would in any way inhibit or restrict the potential counterparty’s participation in MCC’s exploration of strategic alternatives.

3.	Settlement Provisions

a.	Stay of Class Action. Upon the execution of this Term Sheet, the parties shall submit a stipulation and proposed order staying the Class Action, except for steps necessary to implement the settlement contemplated by this Term Sheet.

b.	SDNY Litigation. Upon the execution of this Term Sheet, Defendants shall take all steps necessary to dismiss the litigation pending in the United States District Court for the Southern District of New York (the “Federal Action”) without prejudice.

c.	Class Definition. The Settlement Stipulation shall provide for the certification of a “Class” consisting of all record and beneficial owners of MCC common stock at any time between and including August 9, 2018 and the later of (x) the closing of the transaction contemplated by the revised MCC Merger Agreement or any alternative transaction and (y) the termination of the revised MCC Merger Agreement (the “Class Period”), together with their successors and assigns, but excluding the named defendants in the Class Action, and any person, firm, trust, corporation or other entity related to or affiliated with any of the named defendants in the Class Action. In the event the Court of Chancery declines to permit the Class Period contemplated above, the parties shall redefine the Class Period so that it covers a period acceptable to the Court; provided, that, the parties shall not be obligated to agree to a settlement where the close of the class period defined by the Court is a date earlier than the date that MCC files with the SEC a Report on Form 8-K disclosing that the parties have entered into this Term Sheet.

d.	Releases. The Settlement Stipulation shall provide for a mutual release between and among Plaintiffs and the Class, on the one hand, and the Defendants and MDLY on the other, of all claims that were or could have been asserted in the Class Action, including, without limitation, all claims arising out of or relating to (i) the transactions contemplated by the MCC Merger Agreement and/or the revised MCC Merger Agreement (including any actions, deliberations and negotiations relating thereto); (ii) the MDLY Merger Agreement (including any actions, deliberations and negotiations relating thereto); (iii) the disclosures regarding those transactions; (iv) the fiduciary duties or obligations of the Defendants and MDLY in connection with the review of strategic alternatives available to MCC; (v) the vote or any adjournment of the vote of MCC stockholders on the transaction contemplated by the MCC Merger Agreement; and (vi) proxy solicitation efforts in connection with the votes of the MCC stockholders on the transaction contemplated by the MCC Merger Agreement. Defendants and MDLY shall also release all claims arising out of or relating to the prosecution and settlement of the Class Action and all claims that were or could have been asserted in the Federal Action (other than claims against NextPoint), and Plaintiffs and the Class shall release all claims arising out of or relating to the prosecution and settlement of the Federal Action.

e.	Notice of Settlement. The Settlement Stipulation shall provide for the dissemination of notice of the settlement to the Class (the “Notice of Settlement”). MCC shall initially pay the costs of the disseminating the notice of settlement, but it shall be reimbursed out of the Settlement Fund if one is created as described below.

f.	Settlement Amount. The Settlement Stipulation shall provide that, if the transaction contemplated by the revised MCC Merger Agreement closes, then immediately after the closing, defendants in the FrontFour Action shall cause the contribution of $17 million in cash and $30,000,000 of SIC stock, the number of shares of which is to be calculated using the pro forma NAV reported in the future proxy supplement describing the amendments to the MCC Merger Agreement (the “Settlement Amount”), [1] to a settlement fund (the “Settlement Fund”), which shall be distributed to eligible members of the Class as described below. For the avoidance of doubt, in no event shall MDLY be responsible for the payment of any portion of the Settlement Amount.

g.	Waterfall. The Settlement Fund shall be distributed to members of the Class who held stock as of the closing of the transactions contemplated by the revised MCC Merger Agreement, after deductions sufficient to cover expenses necessary to (i) reimburse MCC for the costs of disseminating the Notice of Settlement, and (ii) cover the costs of administrating the Settlement Fund.

h.	Attorneys’ Fees/Expenses. MCC or its successor shall pay any attorneys’ fees and expenses awarded by the Court to Plaintiffs’ Counsel. Attorneys’ fees and expenses shall not be paid out of or otherwise deducted from the Settlement Fund.

4.	Cooperation/Governance Agreements.

a.	Immediately upon execution of this Term Sheet, MCC and the MCC Board shall take all steps necessary to:

i.	Add David Lorber and Lowell Robinson to the MCC Board, each of David Lorber and Lowell Robinson having submitted to interviews with the Nominating and Corporate Governance Committee of MCC beforehand and provided to the Company all such information (including a completed nominee director questionnaire) as may be reasonably required in connection with assessing their respective eligibility, independence or other similar criteria pursuant to applicable law and securities and stock exchange regulations. Lowell Robinson shall be added to the class of directors up for election in 2020. David Lorber shall be added to the class of directors up for election in 2021. David Lorber and Lowell Robinson shall be entitled to the same advancement and indemnification rights and insurance coverage as the other members of the MCC Board.

ii.	Reconstitute the MCC Special Committee so that it consists of David Lorber (Chair), Arthur Ainsberg, Karin Hirtler-Garvey and Lowell Robinson.

iii.	Reconstitute the MCC Nominating and Corporate Governance Committee so that it consists of David Lorber, Arthur Ainsberg (Chair), Karin Hirtler-Garvey; reconstitute the Compensation Committee so that it consists of David Lorber, Arthur Ainsberg, Karin Hirtler-Garvey (Chair); and reconstitute the Audit Committee so that it consists of Lowell Robinson, Arthur Ainsberg and Karin Hirtler-Garvey (Chair).

iv.	Fix the size of the MCC Board at seven.

1 For example, if calculated as of the date of this Term Sheet using the NAV of SIC as of December 31, 2018, which was $6.72 per share, as the pro forma NAV, $30,000,000 translates to 4,464,286 shares.

b.	The parties shall, as soon as reasonably practicable following the execution of this Term Sheet, enter into a Governance Agreement that provides that:

i.	FrontFour shall have customary replacement rights with respect to the MCC Board seats held by David Lorber and Lowell Robinson through the end of the Standstill Period (defined below). In the event that the transactions contemplated by the revised MCC Merger Agreement are consummated, MCC shall present to SIC its proposal of the two independent directors recommended by the MCC Special Committee to join the Combined Company Board, one of whom shall be Lowell Robinson.

ii.	The Governance Agreement shall include a representation that FrontFour is the beneficial owner of 1,674,962.329 shares of MCC common stock and a covenant by FrontFour to retain beneficial ownership of such shares, including the sole authority to vote such shares, through the date of the stockholder meeting to approve the MCC Merger Agreement (including any adjournments or postponements thereof). At any stockholder meeting to approve the MCC Merger Agreement FrontFour shall vote in favor of the transactions contemplated by the revised MCC Merger Agreement. FrontFour shall also vote at any stockholder meeting of the Combined Company or MCC (as applicable) during the Standstill Period (i) in favor of the election of MCC’s or the Combined Company’s nominees to the MCC Board or the Combined Company Board (as the case may be), and (ii) against any nominees for director not recommended by the MCC Board or the Combined Company Board (as the case may be). With respect to any other stockholder proposals or other business presented at any stockholder meeting of the Combined Company or MCC (as applicable) during the Standstill Period, FrontFour shall vote either (A) in accordance with the MCC Board’s or the Combined Company Board’s (as the case may be) recommendation or (B) in accordance with the recommendation of ISS (other than proposals in connection with or that are inconsistent with its support of the revised MCC Merger Agreement), provided, however, that FrontFour shall be permitted to vote in its sole discretion with respect to any publicly announced proposals (other than proposals in connection with or that are inconsistent with its support of the revised MCC Merger Agreement) for a merger, acquisition, disposition of all or substantially all of the assets of MCC or the Combined Company (as applicable) or other business combination or extraordinary transaction for MCC or the Combined Company (as applicable) requiring a vote of stockholders of MCC or the Combined Company (as applicable).

iii.	FrontFour shall agree to customary standstill provisions that shall extend from the execution of the Governance Agreement through (1) with respect to MCC, until the closing of the transactions contemplated by the revised MCC Merger Agreement or, in the event that the MCC Merger Agreement is terminated, until the earlier of (A) January 1, 2020, and (B) thirty (30) days prior to the deadline (the “MCC Deadline”) for stockholders to submit director nominations not for inclusion in MCC’s proxy statement in connection with MCC’s 2020 annual meeting of stockholders and (2) with respect to SIC, as the surviving company solely in the event that the transactions contemplated by the revised MCC Merger Agreement are consummated (the “Combined Company”), until the earlier of (A) January 1, 2020, and (B) thirty (30) days prior to the deadline (the “Combined Company Deadline”) for stockholders to submit director nominations not for inclusion in the Combined Company’s proxy statement in connection with the Combined Company’s 2020 annual meeting of stockholders (the “Standstill Period”). MCC will provide FrontFour with advance written notice of the MCC Deadline at least forty-five (45) days prior to the MCC Deadline. In the event that the transactions contemplated by the revised MCC Merger Agreement are consummated, the Combined Company will provide FrontFour with advance written notice of the Combined Company Deadline at least forty-five (45) days prior to the Combined Company Deadline.

iv.	MCC and FrontFour shall issue a mutually agreeable press release supportive of the revised MCC Merger Agreement and the transactions contemplated thereby.

v.	Following execution of a revised MCC Merger Agreement, unless the MCC Special Committee elects to terminate the MCC Merger Agreement following the Go-Shop as contemplated in Section 1(a) above, FrontFour, by and through David Lorber, shall support MCC’s efforts with respect to obtaining the SEC exemptive relief contemplated by Section 5, the support of proxy advisory firms for the transaction contemplated by the revised MCC Merger Agreement and any other reasonably requested advocacy for such transaction.

c.	Upon the execution of this Term Sheet, FrontFour shall immediately withdraw their candidates nominated for election at MCC’s 2019 annual stockholder meeting.

5.	SEC Approval

The parties shall submit this Term Sheet and all documents executed in connection with settlement of the Class Action, including but not limited to the Settlement Stipulation, to the SEC and shall exercise reasonable efforts to secure SEC exemptive relief sufficient to permit the implementation of the settlement and the closing of the transactions contemplated by the revised MCC Merger Agreement and the MDLY Merger Agreement.

6.	Miscellaneous Provisions

a.	This Term Sheet constitutes the entire agreement among the parties with respect to the settlement contemplated hereby, supersedes all written or oral communications, agreements or understandings that may have existed regarding the settlement prior to the execution of this Term Sheet, and may be waived, modified or amended only by a writing signed by all the parties. This Term Sheet contains the substantive terms of the settlement. The parties agree to negotiate and document the settlement in good faith. Notwithstanding anything to the contrary in this Term Sheet, nothing contained herein shall obligate any party to agree to any other modifications, amendments, waivers, or revisions to the terms of the MCC Merger Agreement or MDLY Merger Agreement except as expressly set forth herein, and the failure of the Defendants to reach agreement with each other or SIC on a revised MCC Merger Agreement and/or a revised MDLY Merger Agreement shall not constitute a breach of this Term Sheet. FrontFour further covenants not to commence litigation or otherwise assert any claim against any Defendant based on the inability of the parties to agree on a revised MCC Merger Agreement and/or a revised MDLY Merger Agreement, other than due to a failure of any Defendant to exercise the reasonable efforts set forth herein. The parties further acknowledge that, subject to the provisions and limitations set forth herein (including in Section 1) and the express understanding of the parties that SIC’s participation, cooperation and agreement (which it may withhold in its sole discretion) shall ultimately be required for any amendment of the MCC Merger Agreement and the MDLY Merger Agreement and to effect all other applicable provisions hereof that contemplate the participation, cooperation and agreement by SIC this Term Sheet is binding.

b.	In the event that the amendments to MDLY Merger Agreement and MCC Merger Agreement contemplated herein have not been entered into on or prior to May 15, 2019, each party hereto may elect, in writing, to terminate this Term Sheet. Following such termination, this Term Sheet shall forthwith be of no further force and effect except that the provisions of Section 4 (Cooperation/Governance Agreements) and Section 6 (Miscellaneous Provisions) shall survive any such termination.

c.	This Term Sheet shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflict of laws principles. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding to enforce this Term Sheet, (ii) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state court sitting in Wilmington, Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any action or proceeding to enforce this Term Sheet in any other court, and (v) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph c.

d.	This Term Sheet may be executed in counterparts and, as executed shall constitute one agreement binding on all of the parties hereto notwithstanding that all said parties are not signatory to the original or same counterpart. An electronic document, pdf, facsimile, telecopy or other reproduction of this Term Sheet may be executed by the parties and shall be considered valid, binding and effective for all purposes.

[Signature Pages Follow]

By:	/s/ Brook Taube
Brook Taube

By:	/s/ Seth Taube
Seth Taube

By:	/s/ Jeff Tonkel
Jeff Tonkel

By:	/s/ Mark Lerdal
Mark Lerdal

By:	/s/ Karin Hirtler-Garvey
Karin Hirtler-Garvey

By:	/s/ John E. Mack
John E. Mack

By:	/s/ Arthur S. Ainsberg
Arthur S. Ainsberg

MEDLEY CAPITAL CORPORATION,
a Delaware corporation

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Chief Executive Officer

MCC ADVISORS LLC,
a Delaware limited liability company

By:	/s/ Richard T. Allorto, Jr.
Name:	Richard T. Allorto, Jr.
Title:	Chief Financial Officer

MEDLEY LLC,
a Delaware limited liability company

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Co-Chief Executive Officer

MEDLEY GROUP LLC,
a Delaware limited liability company

By:	/s/ Brook Taube
Name:	Brook Taube
Title:	Chief Executive Officer

FrontFour Master Fund, Ltd.

By:	FrontFour Capital Group LLC
as Investment Manager

By:	/s/ David Lorber
Name:	David Lorber
Title:	Managing Member

FrontFour Capital Group LLC

By:	/s/ David Lorber
Name:	David Lorber
Title:	Managing Member

Exhibit A

MDLY Acknowledgement and Agreement

Medley Management, Inc. (“MDLY”) acknowledges that the Settlement Term Sheet, dated as of April 15, by and between the Plaintiffs and Defendants (the “Settlement Term Sheet”), contemplates certain amendments to the MDLY Merger Agreement and the MCC Merger Agreement and certain other actions to be undertaken by the parties thereto. Capitalized terms not defined herein used in this Exhibit A shall have the meanings set forth in the Settlement Term Sheet.

In exchange and consideration for the release of MDLY by the Plaintiffs and the Class in the Settlement Agreement, which will be in the form set forth in Section 3(d) of the Settlement Term Sheet, MDLY hereby covenants and agrees to the following actions and undertakings:

●	To participate and cooperate in the discussions and efforts of Defendants to amend the MDLY Merger Agreement and the MCC Merger Agreement as contemplated in Section 2(a) of the Settlement Term Sheet.

●	To consent to the amendments to the MCC Merger Agreement contemplated by Section 2(a)(i) of the Settlement Term Sheet, if and when presented to MDLY by SIC and MCC.

●	To agree to the amendments to the MDLY Merger Agreement and, if and when presented to MDLY by SIC and MCC, consent to the MCC Merger Agreement amendments contemplated by Sections 2(a)(ii) and (iii) of the Settlement Term Sheet.

●	To work in good faith to agree to supplemental disclosures relating to the MCC Merger and MDLY Merger consistent with the Delaware litigation, as contemplated by Section 2(b)(i) of the Settlement Term Sheet.

●	To waive and/or release any potential counterparty of MCC from any applicable standstill or other agreements to which MDLY is a party that would inhibit or restrict the potential counterparty’s participation in MCC’s exploration of strategic alternatives, as contemplated in Section 2(b)(ii) of the Settlement Term Sheet.

●	To agree to the definition of “Class” in Section 3(c), and the Releases contemplated by Section 3(d) of the Settlement Term Sheet.

●	To use reasonable efforts to obtain SEC exemptive relief to allow for the consummation of the MCC Merger and the MDLY Merger consistent with Section 5 of the Settlement Term Sheet.

For the avoidance of doubt, MDLY shall have no obligation to agree or consent to, as applicable, (i) any modifications, amendments, waivers, or revisions to the terms of the MDLY Merger Agreement or the MCC Merger Agreement except as set forth above with respect to the amendments contemplated by Section 2(a) of the Settlement Term Sheet, or (ii) any other actions with respect to the Settlement Term Sheet.

Medley Management Inc.

By:	/s/ Brook Taube
Name: Brooke Taube
Title: Chief Executive Officer